Exhibit 99.(h)(2)

Execution Version

AMENDMENT NO. 1
TO
TRANSFER AGENCY SERVICES AGREEMENT
___________________________

     This Amendment No. 1 To Transfer Agency Services Agreement, dated as of July 31, 2009 (“Amendment No. 1”), is being entered into by and between PNC Global Investment Servicing (U.S.) Inc. (“PNC”) and Third Avenue Trust (“Fund” ).

Background

     PNC and the Fund previously entered into that certain Transfer Agency Services Agreement, dated January 28, 2009 (the “Original Agreement”). The Fund and PNC wish to amend the Original Agreement with this Amendment No. 1 to add a Portfolio to Exhibit A and to provide for an additional service to be provided to the added Portfolio by PNC.

Terms

     NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree to all statements made above and as follows:

1.	Modifications to Original Agreement. The Original Agreement is hereby amended as follows:

(a)	Appendix A is amended by adding the following provisions at the end thereof:

(i) “Original Agreement” means the Transfer Agency Services Agreement, dated January 28, 2009 between PNC and the Fund.

(j) “Amendment No. 1” means Amendment No. 1 To Transfer Agency Services Agreement, dated as of July 31, 2009 by and between PNC and the Fund.

(k) “Agreement” means the Original Agreement as amended by Amendment No. 1.

(l) “Start Date” means with respect to a particular Portfolio the date the registration statement (or amendment thereto) relating to the particular Portfolio is declared effective by the U.S. Securities and Exchange Commission.

(b)	Section 12(a) is amended by deleting the word “and” from the end of clause (xvi), replacing the period at the end of clause (xvii) with “; and”, and adding the following to the end:

(xviii) Commencing as of the Start Date of the relevant Portfolio, and solely with respect to the Third Avenue Focused Credit Fund Institutional Class and Third Avenue Focused Credit Fund Investor Class, calculate 12b-1 payments.

(c)	Exhibit A is deleted and replaced in its entirety by the Exhibit A attached to Amendment No. 1.

(d)	Section 23(a) is hereby deleted and replaced in its entirety by the following:

Execution Version

The Original Agreement together with Amendment No. 1 embody the entire agreement and understanding between the parties and supersede all prior agreements and understandings relating to the subject matter thereof; provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties, and provided further that the rights and obligations of the parties under the Agreement as of any particular date during its effectiveness shall be determined exclusively by reference to the terms of the Agreement as it may have been cumulatively amended through such determination date (for purposes of clarity: an amendment to the Agreement shall apply on and after its effective date and is not to have or be given retroactive application).

2.      Remainder of Original Agreement. Except as specifically modified by this Amendment No. 1, all terms and conditions of the Original Agreement shall remain in full force and effect.

3.      Incorporation By Reference. The governing law of the Original Agreement shall be the governing law of this Amendment No. 1.

4.      Entire Agreement. This Amendment No. 1 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Original Agreement with respect to such subject matter.

5.      Facsimile Signatures; Counterparts. This Amendment No. 1 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 1 or of executed signature pages to this Amendment No. 1 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 1.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their duly authorized officers, as of the day and year first above written.

PNC Global Investment Servicing (U.S.) Inc.		Third Avenue Trust

By:	/s/ Michael DeNofrio	By:	/s/ Vincent J. Dugan
Name:	Michael DeNofrio	Name:	Vincent J. Dugan
Title:	Executive Vice President	Title:	Chief Financial Officer
Senior Managing Director

Execution Version

EXHIBIT A

(Dated: July 31, 2009)

     THIS EXHIBIT A is Exhibit A to that certain Transfer Agency Services Agreement dated as of January 28, 2009, between PNC Global Investment Servicing Inc. and Third Avenue Trust.

Portfolios

Fund Name	CUSIP	Ticker
Third Avenue Value Fund	884116104	TAVFX
Third Avenue Small-Cap Value Fund	884116203	TASCX
Third Avenue Real Estate Value Fund	884116401	TAREX
Third Avenue International Value Fund	884116500	TAVIX
Third Avenue Focused Credit Fund Institutional Class	884116708	TFCIX
(commencing as of its Start Date)
Third Avenue Focused Credit Fund Investor Class	884116609	TFCVX
(commencing as of its Start Date)